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                                                                    Exhibit 99.1


                                  PRESS RELEASE

                TITAN ANNOUNCES ACQUISITION OF PULSE ENGINEERING


SAN DIEGO, CA -- March 15, 2000 -- The Titan Corporation (NYSE: TTN) announced today that it has entered into a definitive agreement to acquire all of the stock of Pulse Engineering, a privately held information technology systems and services company located in Hanover, Maryland, in a cash purchase transaction for an undisclosed amount. Pulse's 180 employees will become a part of Titan Systems Corporation, Titan's government information technology business.

Founded in 1979, Pulse provides highly specialized information security and signals intelligence systems and services to the intelligence community. The acquisition of Pulse expands Titan's position within the intelligence community, which comprises an important component of the federal information technology budget and positions Titan to compete for a larger share of new contracts. In addition, Pulse brings to Titan expertise and technology in the areas of strategic and tactical information security services and products as well as engineering design, development, integration, test and deployment of signal processing systems.

"By bringing Pulse's talented employees into Titan, we have the opportunity to strengthen our relationship and role with the intelligence community. Together, our companies will have the ability to compete for larger information security contracts. We also look forward to exploring potential commercial applications of Pulse's cutting edge information security technology," said Gene W. Ray, Chairman, President, and CEO of Titan.

Headquartered in San Diego, California, The Titan Corporation builds and launches technology based businesses, offering innovative technical solutions. Three of Titan's four core businesses develop and deploy communications and information technology solutions and services. In addition, Titan markets the leading technology for the electronic pasteurization of food products and is continually identifying promising technologies suitable for commercialization. The company has 5,400 employees, annualized sales of approximately $725 million and total backlog in excess of $1.6 billion.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including our outlook on the future performance of our core businesses and our growth strategies, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in the Company's Securities and Exchange Commission filings.

Investor Relations Contact:
Rochelle Bold, VP Investor Relations
(858) 552-9400 or invest@titan.com

Media Contact:
Wil Williams, VP Corporate Communications
(858) 552-9724 or wwilliams@titan.com